Exhibit 35.16

ANNUAL STATEMENT AS TO COMPLIANCE

Commercial Mortgage Pass-Through Certificates, Series 2015-GC33

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee in its capacity as Custodian (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of September 1, 2015 (the “Agreement”), by and among, Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Situs Holdings, LLC, as Operating Advisor, Citibank, N.A., as Certificate Administrator and Paying Agent, and Deutsche Bank Trust Company Americas, as Trustee, here by certifies in accordance with Section 10.08 of the Agreement:

A)	A review of such Certifying Servicer’s activities from September 1, 2015 to December 31, 2015 (the “reporting period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and

B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee in its capacity as Custodian

/s/ David Co
BY:	David Co
Title:	Director
Date:	March 1, 2016